Exhibit 99.1

               SunLink Health Systems Announces Completion of the
                    Sale of the Mountainside Medical Center

    ATLANTA--(BUSINESS WIRE)--June 2, 2004--SunLink Health Systems, Inc. (Amex: SSY) today announced the completion of the sale of its Mountainside Medical Center hospital in Jasper, GA, to Piedmont Medical Center, Inc.
    Robert M. Thornton, Jr., chairman and chief executive officer of SunLink commented, "This sale furthers several of our key corporate and operational objectives and, we believe, reflects the value inherent in our hospital portfolio. This transaction will allow us to focus more sharply on our core operating strategy of being a quality healthcare provider to exurban and rural communities. We are confident this sale will greatly benefit SunLink and our shareholders."
    The sale of the assets of Mountainside for approximately $40 million less estimated sale expenses of $1.5 million results in a gain from discontinued operations of approximately $13.7 million after income tax expense of approximately $5.9 million. SunLink also said it will record charges of approximately $3.0 million to write down certain assets retained in the sale and charges relating to the early retirement of debt. SunLink said net proceeds from the sale of approximately $35 million were used to pay off debt.
    Excluding Mountainside Medical Center sold to Piedmont, SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink's operating strategy is to link patients' needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc, please visit the Company's website at www.sunlinkhealth.com.
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company's business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Annual Report on Form 10-K for the year ended June 30, 2003 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.


    CONTACT: SunLink Health Systems, Inc., Atlanta
             Robert M. Thornton, Jr., 770-933-7000